Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Golden Nugget Online Gaming, Inc. on Form S-1 of our report dated June 26, 2020, with respect to our audits of the financial statements of Golden Nugget Online Gaming, Inc. as of December 31, 2019 and 2018 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

January 22, 2021